CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 by The Bombay Company, Inc. 2005 Non-Employee Director Stock Option Plan of our report dated April 29, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of The Bombay Company, Inc., which appears in The Bombay Company, Inc.'s Annual Report on Form 10-K for the year ended January 29, 2005.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Fort Worth, Texas
January 26, 2006